UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 12, 2009
MINRAD INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32666	870299034

(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)
50 Cobham Drive, Orchard Park, NY 14127-4121
(Address of principal executive offices)
Registrant’s telephone number, including area code: 716-855-1068
(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On January 12, 2009, Minrad International Inc., (the “Company”) entered into a letter agreement, dated as of January 9, 2009, with William H. Burns, Jr., its Chairman and former Chief Executive Officer. The agreement provides that Mr. Burns will be an at-will executive employee of the Company with the title Chairman. He will report to the Chief Executive Officer of the Company. He will perform such duties and carry out such other projects commensurate with his position as an executive employee as the Chief Executive Officer and the board of directors of the Company and/or the executive committee of the board may reasonably request, from time to time. He will receive an annual salary of $175,000 and be entitled to 4 weeks vacation per year. He is not eligible for, or entitled to participate in, any executive bonus pool or incentive compensation program, any health and/or medical insurance programs of the Company or any other fringe benefits or perquisites, other than the Company’s 401(k) plan, its Employees Severance Pay Plan and Management Incentive and Retention Plan.
     In the agreement, Mr. Burns agreed not to disclose Company confidential information during his employment and for a period of 36 months thereafter. Mr. Burns agreed that for a period of 12 months following the termination of the letter agreement he will not engage or attempt to engage in any business activity competitive with the business of the Company. He also agreed to not employ or solicit for employment employees of the Company for 12 months following termination of the agreement.
     The agreement also indicates that it is the current intention of the nominating committee of the Board not to nominate Mr. Burns as a director of the Company for election at the 2009 annual meeting.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINRAD INTERNATIONAL, INC. (Registrant)
January 14, 2009	By:	/s/ Charles Trego
		Name:	Charles Trego
		Title:	CFO and Executive Vice President